Exhibit 10.2

LUXURBAN HOTELS INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Matthew Ulmann (the “Executive”), effective as of November 6th, 2023 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ the Executive as its General Counsel and Chief Compliance Officer and enter into an employment terms pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive pursuant to the above title and position, and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment and Duties.

(a) General. The Executive shall serve as the General Counsel and Chief Compliance Officer of the Company, reporting to the Chief Executive Officer. The Executive’s principal place of employment shall be remote (the “Location”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the CEO. The Executive shall perform his duties and responsibilities hereunder to the best of his abilities and in a diligent, trustworthy, business-like and efficient manner.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote the Executive’s full business attention to the Executive’s duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the Company, and shall use the Executive’s best efforts to promote and serve the interests of the Company, including its global reputation and social media footprint. Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on one corporate board, provided the Executive receives prior permission from the Board; and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

(c) Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, anti-pledging, stock ownership, or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof; (ii) that any such cash-or equity-based incentive compensation granted on or after the Effective Date will be subject to any compensation recovery or recoupment policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to adhere to the intent of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law, as advised to the Board in a written opinion (including via e-mail correspondence) of the Company’s legal counsel; and (iii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2. Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue for a period of three (3) years, unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. If not previously terminated, this Agreement shall automatically renew for subsequent periods of one (1) year (the initial term, and the renewal terms, to the extent applicable, being the “Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the initial Term (or any renewed Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement.

3. Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $550,000 payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices as established from time to time, but at a minimum, every 2-weeks. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the “Committee”), or in the absence thereof, the Board, based upon the Executive’s performance, not less often than annually. To the extent Base Salary is increased, then the defined term “Base Salary” shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

(b) Annual Target Bonus. For each calendar year during the Term, the Executive shall be eligible for a performance-based cash bonus pursuant to the Company’s annual bonus plan as then in effect, with a target of 25% percent of the Executive’s Base Salary (the “Annual Target Bonus”), in cash, with a maximum bonus of 50% which for calendar year 2023 shall be prorated. For the avoidance of any doubt, the pro-rated Annual Target Bonus for calendar year 2023 shall be paid in cash (the “Pro-Rated Bonus”). The Company will update Attachment 1 on an annual basis to reflect the performance criteria established by the Board or the Committee for each subsequent calendar year during the Term. To the extent the performance criteria are satisfied, such bonus will be (i) considered earned as of December 31st of the calendar year to which the bonus is attributable (subject to the Executive’s continued employment with the Company through such date); and (ii) paid in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the bonus relates. Notwithstanding the foregoing, the Executive shall also be paid a one-time “signing” bonus in the amount of $150,000.00 (the “Signing Bonus”) immediately upon the Effective Date. Neither the Signing Bonus nor the Pro-Rated Bonus shall be governed by any other provisions of this Agreement.

(c) Annual Equity Awards. The Company shall grant to the Executive, on an annual basis, an annual equity award with a grant date fair value approximately equal to 75% of the Executive’s Base Salary, subject to the terms and conditions set forth in the applicable incentive plan or award agreement(s) (e.g., vesting, acceleration, restrictive covenants, and other market-based terms for this role.). Such equity awards will be in the form of stock options and shall be otherwise governed by the “Stock Option Agreement,” which is annexed hereto as Exhibit B, which shall be subject to full accelerated vesting upon the earlier of: (i) a termination of the Executive’s employment with the Company by the Company without Cause (defined below), (ii) a termination of the Executive’s employment with the Company by the Executive for Good Reason (defined below), and (iii) a Change-in-Control (as defined in the Company’s equity plan). It is expressly understood that the Executive shall be entitled to receive the stock options for calendar year 2024 no later than January 2, 2024.

(d) Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of like status from time to time, and as may be amended from time to time. The Executive is entitled to three weeks of annual vacation, with three weeks being mandatory for maintaining peek personal performance in the role.

(e) Expenses. The Executive shall be entitled to reimbursement of business expenses from the Company that are incurred in the ordinary course of business.

(f) Indemnification. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Company in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan. Further, to the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s termination date; provided, however, that nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

4. Rights Upon a Termination of the Executive’s Employment.

(a) Termination of Employment by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive only the following from the Company: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (iv) a continued obligation of the Company to pay the obligation in Section 3(d), above, until such time the personal guarantee is no longer effective as applied to the Executive, and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company during the Term (collectively, such (i) through (iv/v) being the “Accrued Rights”).

(i) For purposes of this Agreement, the term “Cause” shall mean a termination by the Company of the Executive’s employment because of: (A) any act or omission that constitutes a material breach by the Executive of any of his obligations under his Employment Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (C) the Executive engaging in any misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company; (D) the Executive’s grossly willful and repeated refusal to follow the lawful directions of the Board; or (E) any other grossly willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company. No event or condition described in Sections (A), (C), (D) or (E) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 30 business days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30 business-day period, the Executive has not taken all reasonable steps within such 30 business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such 30 business-day period. Any attempt by the Executive to correct a stated Cause condition shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid.

(ii) For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Executive of the Executive’s employment because of: (A) a material diminution in the Executive’s Annual Base Salary or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to him as of the Effective Date; (C) the Company requiring the Executive to be based at any office or location more than 20 miles from the Location; (D) a material breach by the Company of any term or provision of this Agreement; (E) a failure of a buyer in a Change-in-Control Transaction to assume the Employment Agreement; or (F) a breach by the Company of any provision of this Agreement. No event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, the Executive provides the Board written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 20-business days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20 business-day period, the Board has not taken all reasonable steps within such 20 business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates his employment with the Company immediately following expiration of such 20-day period. For purposes of this Section, any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Executive’s assertion of Good Reason is valid.

(b) Termination of Employment by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall receive the following from the Company: (i) the Accrued Rights, (ii) a lump sum amount equal to 12 months the Executive’s then Base Salary worth and 12 months of the monthly premium payment to continue the Executive’s (and the Executive’s family’s) existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Executive actually elects such continuation coverage (the “COBRA Benefits”) (collectively, (ii) through (iv) being the “Involuntary Termination Severance Benefits”).

(c) No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.

(d) Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(e) Separation Agreement and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Involuntary Termination Severance Benefits under this Section 4, unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the “Separation Agreement and Release”), and such Separation Agreement and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. The Involuntary Termination Severance Benefits shall not be paid until the first scheduled payment date following the date the Separation Agreement and Release is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Separation Agreement and Release straddles two (2) calendar years, then the Involuntary Termination Severance Benefits shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5. Intentionally Omitted.

6. Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

8. Miscellaneous.

(a) Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(a).

(b) Non-Disparagement. The Executive and the Company mutually agree that at no time during or after the termination of the Executive’s employment shall the Executive or the Company make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees or the Executive. For the avoidance of any doubt, this section of the Agreement shall mutually apply to the Corporation and the Executive.

(c) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) Entire Agreement. This Agreement, and the Exhibits attached hereto, are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f) Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in New York, for the purposes of any proceeding arising out of or based upon this Agreement.

(g) Binding Arbitration. The Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in New York in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and the Executive shall equally share the legal costs and expenses of such arbitration; The following guiding principles shall be applied by the arbitrator in any determination: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(h) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(k) Successors; Binding Agreement. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by electronic mail, hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	LuxUrban Hotels Inc.
2125 Biscayne Boulevard, Suite 253
Miami Beach, Florida 33137
Attn: Jimmie Chatmon
E. [_]

With a Copy to:	Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attn: Richard Kronthal and Anthony Eppert

If to the Executive:	Matthew A. Ulmann
15 Maple Street, Apt. 103
New Canaan, CT 06840
[_]

(m) Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o) Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q) Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(d) (Retirement Benefit in Exchange for Personal Guarantee), 3(f) (“Indemnification”), Section 4 (“Rights Upon a Termination of the Executive’s Employment”), Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(e) (“Entire Agreement”), Section 8(f) (“Governing Law/Venue”), Section 8(g) (“Binding Arbitration/Equitable Remedies”), Section 8(k) (“Successors/Binding Agreement”), and Section 8(l) (“Notices”).

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:		LUXURBAN HOTELS INC.
The “Company”

Signature:	/s/ Matthew Ulmann	By:	/s/ Shanoop Kothari

Print Name:	Mathew Ulmann	Its:	Shanoop Kothari

Date:	11/3/2023	Date:	11/3/2023

Attachments:

Attachment 1 –

Exhibit A – FORM OF --- SEPARATION AGREEMENT AND RELEASE

Exhibit B – STOCK OPTION AGREEMENT

Criteria for Executive’s Annual Target Bonus

STOCK OPTION AGREEMENT

EXHIBIT A

FORM OF STOCK OPTION GRANT NOTICE

EXHIBIT B

FORM OF NOTICE OF EXERCISE OF OPTION